                                                                     Exhibit 2.1

                       APPLICATION DESIGN ASSOCIATES, INC.



                       -----------------------------------


                                  COMMON STOCK

                               PURCHASE AGREEMENT

                       -----------------------------------



                                JANUARY 18, 2002

This Common Stock Purchase Agreement (the "Agreement") is made as of January 18, 2002 by and among Application Design Associates, Inc., a Delaware company (the "Company") a wholly owned subsidiary of Semotus Solutions, Inc., a Nevada company ("Semotus"), John Hibben ("Hibben"), and 2007978 Ontario Inc., an Ontario company (the "Purchaser").

                                    RECITALS

WHEREAS Semotus has agreed to sell shares of the Company's common stock representing 49% of the issued and outstanding common stock of the Company to the Purchaser; and grant to the Purchaser an option to purchase the remaining shares of the Company at a specified future date, and a warrant to purchase shares of common stock of Semotus;

WHEREAS the Purchaser has agreed to purchase the Purchased Shares, and accept the Warrant and Option in consideration of the Purchase Price, on the terms and conditions contained herein;

WHEREAS, all defined terms defined herein shall have the meanings given to them in Schedule A hereto and otherwise in this Agreement.

NOW THEREFORE, for good and valuable consideration, in consideration of the mutual covenants and conditions set forth herein, and with the intent to be legally bound hereby, the Company, Semotus, Hibben and the Purchaser agree to the following:

                         SECTION 1: SALE OF COMMON STOCK

1.1 SALE OF COMMON STOCK. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing, and Semotus agrees to sell to the Purchaser for an aggregate purchase price of $250,000 (the "Purchase Price"),

      (a) 49 shares of the Company's Common Stock free and clear of all Encumbrances (being 49% of the issued and outstanding stock of the Company as of the Closing Date) (the "Purchased Shares"),

      (b)   a warrant to purchase 150,000 shares of Semotus common stock at an exercise price per share of $.75, on the terms and conditions contained in a Warrant between the Purchaser and Semotus, in substantially the form attached hereto as Schedule 1.1(b), and

      (c) an option granted by Semotus (the "Option") to purchase all of the remaining outstanding shares (being 51% of the issued and outstanding stock of the Company) free and clear of all Encumbrances ("Option Shares") as set forth in Section 1.2 hereof.

1.2   OPTION TO PURCHASE.

      (a) The Purchaser shall have the right (but not the obligation) to exercise the Option by giving written notice to Semotus in accordance with Section 11.5 hereof no later than March 1, 2003 (the "Option Exercise Date"), subject only to compliance by the Purchaser, or waiver by Semotus of the covenants set forth in Sections 8.1 and 8.2 of this Agreement up to the Option Exercise Date. If the Option is exercised, the closing of the purchase of the Option Shares shall be completed no later than April 1, 2003 (provided there is compliance or waiver of Sections 8.1 and 8.2 up to April 1, 2003), or such other date to which the Closing may be accelerated pursuant to Section 1.3 (the "Option Closing Date"). The consideration for the Option Shares (the "Option Price") shall be, at the Purchaser's sole and absolution discretion, (a) $2.5 million in cash payable by cheque or wire transfer to Semotus, as directed by Semotus, on the Option Closing Date; OR (b) the 250,000 shares of the common stock of Semotus owned by Hibben on the Closing Date (the "Hibben Shares"), (which are as of Closing held by the Arapahoe Bank & Trust ("Arapahoe") as security for the Acquisition Loan (as defined in Section 6.9)), together with such other shares of Semotus as may be issued to Hibben by Semotus at any time between the Closing Date and the Option Closing Date pursuant to the terms and conditions of the Merger Agreement (as defined in Section 6.9) (the "Additional Hibben Shares"). The transfer of the Hibben Shares, and any Additional Hibben Shares, shall be in full consideration of the Option Price.

      (b) If the Purchaser exercises the Option, then Semotus and the Purchaser shall be deemed to have made the representations and warranties contained in Sections 4 and 5 hereof, respectively, as if made as of the Option Closing Date, and the survival of such representations and warranties, and the indemnification by Semotus and the Purchaser respect thereto, shall be effective as and from the Option Closing Date for the periods outlined in Section 10 hereof. On the Option Closing Date, each of Semotus and the Purchaser shall provide a certificate of its President confirming that the representations and warranties contained in Sections 4 and 5, respectively, are true and correct as of the Option Closing Date, and if this is not the case, shall specify the extent to which same are no longer true and valid, and such information related thereto as requested by the other party. If the Purchaser determines in its sole discretion that the extent to which such representations and warranties are no longer true and valid will have a Material Adverse

            Effect on the Option Shares, the Purchaser may withdraw the Option exercise, and shall have no further obligation or liability with respect to the purchase of the Option Shares.

1.3 ACCELERATION OF OPTION. Notwithstanding anything to the contrary herein, if at any time between the Closing Date and the Option Closing Date Semotus' cash in the bank (as reported quarterly in the financial statements of Semotus or as otherwise reviewed by the Purchaser as provided herein) drops below one million dollars ($1,000,000) for thirty consecutive days, then upon discovery of such deficiency, either party shall immediately notify the other, the Option shall accelerate and become immediately exercisable, and the Purchaser shall have the right (but not the obligation) to exercise the Option for the consideration as set forth and as payable in Section 1.2 above, and the Option Closing Date, and all references and obligations with respect thereto, shall be deemed to be amended in accordance with the acceleration. The Purchaser shall have the right to review the books and records of Semotus at all reasonable times on 24 hours prior notice to monitor compliance with the foregoing.

1.4   SECURITY FOR OPTION SHARES.

      (a)   Semotus shall deliver to the Purchaser, on Closing:

            (i) the Option Shares duly endorsed in blank for transfer, to be held by the Purchaser; and

            (ii) a share pledge agreement (the "Pledge") whereby Semotus pledges the Option Shares as security for the obligations of Semotus pursuant to this Agreement with respect to the Option Shares as outlined in the Pledge.

      (b) Hibben shall deliver to the Purchaser on Closing a direction to Semotus to issue any Additional Hibben Shares to the Purchaser.

                        SECTION 2: CLOSING DATE, DELIVERY

2.1 CLOSING DATE. The closing (the "Closing") shall be held at 1735 Technology Drive, Suite 790, San Jose, CA 95110 on January [___], 2002 (the "Closing Date") or at such other time and place upon which the parties may agree.

2.2 DELIVERY. At the Closing, Semotus will deliver to the Purchaser a certificate representing the Purchased Shares duly endorsed and registered in the name of the Purchaser, the Option and the Warrant in exchange for the Purchase Price, payable by wire transfer to Semotus in accordance with Semotus' instructions.

       SECTION 3: REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company and Semotus hereby jointly and severally represent and warrant to the Purchaser as follows, and acknowledge that the Purchaser is relying upon these representations and warranties in connection with the entering into of this Agreement and the completion of the transactions contemplated hereby:

3.1 CORPORATE ORGANIZATION AND AUTHORITY. The Company is a company duly organized and existing under and is in good standing under the laws of the





      State of Delaware. The Company has the corporate power and corporate authority to own and operate its properties and to carry on its Business as now conducted, and as proposed to be conducted, and is qualified to do business as a foreign corporation in Colorado and as outlined on Schedule
      3.1. Neither the nature or location of the Business nor the location or character of the property owned or leased by the Company requires it to be registered, licensed or otherwise qualified as a foreign corporation in any jurisdiction other than Colorado, except where the failure to be so registered, licensed, or otherwise qualified would not have a Material Adverse Effect.

3.2 NO INSOLVENCY OF COMPANY - The Company has not taken any steps to file bankruptcy, nor have any steps been taken by any other person with respect to the bankruptcy, insolvency, winding up, liquidation or dissolution of the Company, nor has the Company defaulted on any obligation of the Company which would allow any Person to take any action against the Company for non-payment of an obligation.

3.3 CAPITALIZATION. As of immediately prior to the Closing, the authorized and issued capital stock of the Company and the ownership of the issued capital stock of the Company, is as set forth in Schedule 3.3. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable shares of capital stock of the Company, and are not subject to any pre-emptive rights or rights of first refusal created by the certificate of incorporation of the Company (the "Certificate") or the Company's by-laws (the "By-Laws") or any agreement to which the Company is a party or by which it is bound. There are no other options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the

      Company or obligating the Company to enter into any such option, warrant, call, right, commitment or agreement. Except for the agreements contemplated by this Agreement, there are no contracts, commitments or agreements relating to voting, purchase or sale of Company's capital stock
      (i) between or among the Company and any of its security holders and (ii) between or among any of Company's security holders. All outstanding shares of capital stock of the Company were issued in compliance with all applicable federal and state securities laws. No holder of any of the issued capital stock of the Company has granted options or other rights to purchase any such shares from such holder. The Company has no obligation to declare or pay any dividend or make any other distribution in respect of any of the issued capital stock of the Company.

3.4 AUTHORIZATION. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of all obligations under this Agreement and for the sale, issuance and delivery of the Purchased Shares has been taken. This Agreement, and all ancillary agreements when executed and delivered by the Company, will constitute legally binding and valid obligations of the Company, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditor's rights generally, or general principles of equity.

3.5 VALIDITY OF SHARES. The Purchased Shares, when issued, sold and delivered in accordance with the terms and for the consideration expressed in this Agreement, shall be duly and validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws), fully-paid and non-assessable, and free and clear of all Encumbrances.

3.6 NO CONFLICT WITH OTHER INSTRUMENTS. The execution, delivery and performance by the Company of this Agreement will not result in any violation of or constitute a default under, with or without the passage of time or the giving of notice, (i) any provision of the Certificate or the By-Laws; (ii) any provision of any judgment, decree or Order to which the Company is a party or by which it is bound; (iii) any material contract, obligation or commitment to which the Company is a party or by which it is bound; or (iv) any statute, rule or governmental regulation applicable to the Company or Semotus.

3.7 NO DEFAULTS OR VIOLATIONS. The Company is not in violation of any term or provision of its Certificate or Bylaws, each as currently in effect, or any material term or provision of any indebtedness, mortgage, indenture, contract, agreement, judgment, statute, rule or regulation, decree or Order to which the Company is a party or by which it is bound.

3.8 CORPORATE RECORDS AND MINUTE BOOKS - The corporate records and minute books of the Company have been delivered to the Purchaser. The minute books include complete and accurate minutes of all formal meetings of the directors and/or stockholders of the Company held to date or resolutions passed by the directors or stockholders by written consent, since the date of its incorporation. The stock ledger book, register of stockholders, register of transfers and register of directors of the Company are complete and accurate.

3.9 BOOKS AND RECORDS - All Books and Records have been delivered to the Purchaser for inspection and fairly and correctly set out and disclose the financial position of the Company, and all financial transactions relating to the Business have been accurately recorded in the Books and Records.

3.10 APPROVAL OF BOARD OF DIRECTORS - The Board of Directors of the Company has, by resolutions duly executed, approved this Agreement and the transactions contemplated hereby. None of the resolutions has been amended or otherwise modified in any respect since the date of adoption thereof, and all such resolutions remain in full force and effect.

3.11 ARTICLES OF INCORPORATION AND BY-LAWS - True and complete copies of the Certificate and By-Laws, including any and all amendments have been delivered to the Purchaser, and such Certificate and By-Laws as so amended are in full force and effect and no amendments have been made or proposed prior to the Closing Date.

3.12 OFFICERS AND DIRECTORS - Set forth on Schedule 3.12 is a list of the current officers and directors of the Company. Each person holding a power of attorney or similar grant of authority on behalf of the Company is also listed on Schedule 3.12. Except as disclosed on such Schedule, the Company has not given any revocable or irrevocable powers of attorney to any person, firm, corporation or organization for any purpose whatsoever.

3.13 SUBSIDIARIES - The Company does not own or have any interest in any securities issued by, or any equity or ownership interest in, any other Person nor has the Company entered into any contract or agreement to acquire any other securities.

3.14 TITLE TO THE ASSETS - Except as set out in Schedule 3.14, the Company is the sole legal and beneficial owner of all of its assets and interests in assets, real and personal, with good, marketable and valid title thereto including, without limitation, all such assets reflected in the Financial Statements and the Unaudited Financial Statements, free and clear of all Encumbrances, except Permitted Encumbrances.

3.15 LOCATION OF THE ASSETS - All of the assets of the Company are situated at the properties located as outlined on Schedule 3.15.

3.16 CONDITION OF ASSETS -The Fixed Assets are in good condition, repair and (where applicable) proper working order, normal wear and tear excepted, having regard to their use and age, and have been properly and regularly maintained. Schedule 3.16 contains a list of all Fixed Assets, and since the date of most recent Unaudited Financial Statements, the Company has not sold or disposed of any Fixed Assets nor have any of the Fixed Assets ceased to function or become obsolete.

3.17 MANAGEMENT RECOMMENDATION LETTERS - Neither the Company nor Semotus nor their respective Board of Directors has received from its auditors or accountants during the last five years any management recommendation letters which raised issues concerning the financial condition or practices of the Company.

3.18 ABSENCE OF CONFLICTING AGREEMENTS - The Company is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter or by law provision, order, judgment, decree, license or permit, or any law, statute or regulation, which would be violated, contravened, breached by, or under which default would occur or an encumbrance would be created as a result of the execution and delivery of, or the performance by the Company of any of its obligations provided for under, this Agreement or any other agreement required hereunder, other than as outlined on Schedule 3.18.

3.19 ABSENCE OF INDEBTEDNESS - Except as disclosed in the Financial Statements or Unaudited Financial Statements or Schedule 3.19, the Company does not have any bonds, debentures, mortgages, promissory notes or other indebtedness and the Company is not under any obligation to create or issue any bonds, debentures, mortgages, promissory notes or other indebtedness.

3.20 REGULATORY APPROVALS - No Governmental Authorization, approval, order, consent or filing is required on the part of the Company, in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement, or the performance of the Company's obligations under this Agreement. There are no licenses, permits or other authorizations required to be obtained from any Governmental Authorities for the sale or distribution of the Products by the Company.

3.21 FINANCIAL STATEMENTS - The Financial Statements have been prepared in accordance with GAAP, and are true and complete and fairly present the financial condition of the Company, including the assets and liabilities and the revenues, expenses and results of the operations of the Company for such periods.

3.22 UNAUDITED FINANCIAL STATEMENTS - The Unaudited Financial Statements have been prepared by management of the Company and fairly present:

      (a) all of the assets, liabilities and financial position of the Company as at the end of the period covered by the Unaudited Financial Statements; and

      (b) the sales, earnings and results of operation of the Company for the period covered by the Unaudited Financial Statements.

3.23 ABSENCE OF LIABILITIES - There are no liabilities (whether accrued, absolute, contingent or otherwise) of the Company and there is no basis for assertion against the Company of any liabilities of any kind, other than (a) as disclosed on Schedule 3.23, or (b) disclosed in the Financial Statements or Unaudited Financial Statements, or (c) which have been incurred since the end of the period covered by the Unaudited Financial Statements in the ordinary course of business and which do not individually or in the aggregate exceed $5,000, or (d) are liabilities under the executory portion of any written purchase order, sales order, lease, agreement or commitment of any kind which was entered into in the ordinary course of business which, individually or in the aggregate, has or would have a Material Adverse Effect.

3.24 ABSENCE OF CHANGES - Except as disclosed on Schedule 3.24, since the end of the period covered by the Unaudited Financial Statements, there has not been:

      (a) any Material Adverse Change in the financial condition, liabilities or operations of the Company other than as disclosed in the Financial Statements or Unaudited Financial Statements, and other than changes in the ordinary and usual course of business;

      (b) any damage, destruction, loss or labour trouble (whether or not covered by insurance) affecting the Business, assets or properties of the Company which, individually or in the aggregate, has or would have a Material Adverse Effect.

3.25 ABSENCE OF UNUSUAL TRANSACTIONS - Except as disclosed on Schedule 3.25, since the end of the period covered by the Unaudited Financial Statements, the Company has carried on the

      Business in the ordinary course and has not done any of the following, which, individually or in the aggregate, has or would have a Material Adverse Effect:

      (a) transferred, assigned, sold or otherwise disposed of any of the assets shown or reflected in the Unaudited Financial Statements or cancelled any debts or entitlements except, in each case, in the ordinary and usual course of business;

      (b) except as set forth in Section 3.25, discharged or satisfied any Encumbrance, or paid any obligation or liability (fixed or contingent) other than liabilities included in the Unaudited Financial Statements and liabilities incurred since the end of the period covered by the Unaudited Financial Statements in the ordinary and usual course of business;

      (c) suffered an operating loss or any extraordinary loss, waived or omitted to take any action in respect of any rights of substantial value, or entered into any commitment or transaction not in the ordinary and usual course of business;

      (d) granted any bonuses, whether monetary or otherwise, or made any general wage or salary increases in respect of Employees, executive officers or other supervisory personnel of the Company, or changed the terms of employment for any Employee or amended, modified or changed any Pension/Benefit Plans, except in the ordinary course of business and consistent with past practice;

      (e)   hired or dismissed any senior Employees;

      (f) mortgaged, pledged, subjected to Encumbrance, granted a security interest in or otherwise encumbered any of its assets or property, whether tangible or intangible;

      (g) directly or indirectly, declared or paid any dividends or declared or made any other payments or distributions on or in respect of any of its shares and has not, directly or indirectly, purchased or otherwise acquired any of its shares;

      (h) suffered any change in the relations with or loss of its customers or suppliers, or any loss of business or change in the terms offered to customers, operations or financial condition;

      (i) made any individual capital expenditure (including any capital leases) in excess of $5,000;

      (j) issued or sold any additional shares of capital stock, options or rights to acquire capital stock or the securities of the Company;

      (k)   entered into any borrowing transaction;

      (l) changed the terms of its relationship with any bank, lender or creditor;

      (m)   changed its accounting methods, practices or principles;

      (n)   terminated or waived any rights of value to the Company;

      (o) changed the terms of indebtedness of the Company for borrowed money, or experienced any other transaction or event other than in the ordinary course of business;

      (p) entered into any lease of greater than 12 months, or unusual contractual purchase commitment, or other transaction, or engaged in any conduct inconsistent with past business practices;

      (q)   adopted or amended any Pension/Benefit Plans; or

      (r) authorized, agreed or otherwise become committed to do any of the foregoing.

3.26 RESERVES AND ACCRUALS - The reserves and Accrued Liabilities disclosed on or reflected in the Financial Statements, Unaudited Financial Statements, and the Books and Records are sufficient to provide for the liabilities in respect of which they have been established to the best of the Company's knowledge.

3.27 NON-ARM'S LENGTH TRANSACTIONS - Except as disclosed in the Financial Statements, the Unaudited Financial Statements and Schedule 3.27 to this Agreement, no director or officer, former director or officer, shareholder or Employee or any other Person not dealing at Arm's Length with the Company has any indebtedness, liability or obligation to the Company, and the Company is not indebted or otherwise obligated to any such Person.

3.28 NO JOINT VENTURE INTERESTS, ETC. - Except as disclosed on Schedule 3.28, the Company is not a partner, beneficiary, trustee, co-tenant, joint venturer or otherwise a participant in any partnership, trust, joint venture, co-tenancy or other similar jointly owned business undertaking and the Company has no other significant investment interests in any business owned or controlled by any third party.

3.29 ABSENCE OF GUARANTEES - Except as disclosed on Schedule 3.29, the Company has not given or agreed to give, or is a party to or bound by, any guarantee or indemnity in respect of indebtedness, or other obligations, of any Person, or any other commitment by which the Company is, or is contingently, responsible for such indebtedness or other obligations.

3.30  ABSENCE OF WARRANTIES - Except as described in Schedule 3.30:

      (a) the Company has not given any warranty in respect of any of the Products sold or the services provided by it, except for warranties implied by Law, and warranties made in the ordinary course of the Business and in the form of the Company's standard written warranties, copies of which have been provided to the Purchaser and are attached as Schedule 3.30, and;

      (b) the Company is not required to provide any letters of credit, bonds or other financial security arrangements in connection with any transactions with its suppliers or customers.

3.31 MAJOR SUPPLIERS AND CUSTOMERS - Schedule 3.31 sets forth a comprehensive listing of the major suppliers of goods and services to, and the five largest customers of, the Company. To the Company's knowledge, there have been no Material Adverse Changes in the business relationships of the Company and the major customers or major suppliers, there are no disputes between the Company and any of its suppliers or customers, and no major supplier or customer of the Company has advised the Company orally or in writing to change its relationship with or the terms upon which it conducts business with the Company as a result of the transfer of the Purchased Shares as contemplated in this Agreement, except as set forth on
      Schedule 3.31. Schedule 3.31 also lists all of the Contracts with customers which are in excess of $5,000, copies of which have been delivered to the Purchaser.

3.32 GOVERNMENT GRANTS - Schedule 3.32 contains a complete list of all current contracts or agreements relating to grants or other forms of assistance including, without limitation, loans with interest at below market rates, received by the Company from any Governmental Authority.

3.33 TRADE ALLOWANCES - Except as disclosed on Schedule 3.33, no customer of the Company is entitled to or customarily receives discounts, allowances, volume rebates or similar reductions in price. Schedule 4.33 sets out the current product price lists and fees for services of the Company.

3.34 ACCOUNTS RECEIVABLE - Except as provided on Schedule 3.34, the Accounts Receivable (i) are fairly recorded in the Books and Records, (ii) are bona fide accounts receivable, (iii) have arisen in the ordinary course of business, (iv) are not subject to any defence, counterclaim or set off of which the Company has received written notice and, (v) subject to the allowance for doubtful accounts contained in the Unaudited Financial Statements, are fully collectible within 120 days of the date of invoice for each such Account Receivable.

3.35 INVENTORY - Except as disclosed in Schedule 3.35, the inventories reflected in the Unaudited Financial Statements are (i) free from defects in workmanship and material, (ii) not obsolete, and (iii) saleable in the ordinary course of business. The level of inventories is consistent with that maintained by the Company prior to the date of this Agreement in accordance with its normal business practices.

3.36 BUSINESS IN COMPLIANCE WITH LAW - The Business has been and is now conducted in compliance with all applicable Laws of each jurisdiction in which the Company carries on or has carried on the Business, except where the violation or failure to comply, individually or in the aggregate, would not have a Material Adverse Effect. The Company has not received any notice of any alleged breach of any such Laws. The Company has all Governmental Authorizations required by the Company to carry on the Business in compliance with applicable Laws and such Governmental Authorizations are in full force and effect in accordance with their terms, and there have been no violations thereof and no notice of any such violation has been issued by any Governmental Authority and no proceedings are pending or, threatened, which could result in their revocation or limitation.

3.37 RESTRICTIVE COVENANTS - The Company is not a party to or bound or affected by any commitment, agreement or document containing any covenant expressly limiting the freedom of the Company to compete in any line of business or geographic area, transfer or move any of its assets or operations or which materially or adversely affects the business practices, operations or conditions of the Company as presently conducted.

3.38  INTELLECTUAL PROPERTY -

      (a)   The Company owns or has a valid right to use and Schedule 4.38 lists all registered and unregistered Trade-marks, registered Copyrights, Patents, trade names and service marks, and any applications therefor included in the Intellectual Property, including the jurisdictions in which each such application and registration has been issued or registered, respective registration or application numbers and the names of all registered owners.

            Except as disclosed on Schedule 3.38, and to the Company's knowledge, the Company is the sole and exclusive owner of all Intellectual Property, with all right, title and interest in and to (free and clear of all Encumbrances except Permitted Encumbrances), and has the sole and exclusive right (and are not obligated in any way to pay any compensation to any Person in respect thereof) to the use thereof or the material thereby covered, except where the failure to be the exclusive owner, or have the sole and exclusive right would not have a Material Adverse Effect.

      (b) There are no restrictions on the ability of the Company to use and exploit all of its rights in the Intellectual Property, all statements contained in any Trade-mark and patent applications were true and correct in all material respects as of the date of such applications, the Trade-marks and trade names included in the Intellectual Property are in use, and none of the rights of the Company in the Intellectual Property will be impaired or affected in any way by the transactions contemplated by this Agreement. The Company has not entered into any agreement granting any person the right to use the Intellectual Property.

      (c) To the Company's knowledge, the conduct of the Business and the use of the Intellectual Property does not infringe, and the Company has not received any notice, complaint, threat or claim alleging infringement of any Intellectual Property or proprietary right of any other Person and there are no any grounds upon which any claim alleging infringement of Intellectual Property or proprietary right of any Person may be made successfully. To the Company's knowledge, no person has infringed the Intellectual Property rights of the Company. There has been no litigation commenced or threatened within the past five years with respect to the Intellectual Property or the rights of the Company therein.

      (d) The Company has not received written notice of any claim against the Company with respect to the use or performance of any Intellectual Property.

3.39  COMPUTER SYSTEMS -

      (a) Computer Hardware - Schedule 3.39 includes a list of all Computer Hardware owned or leased by the Company or used by the Company with a book value of $5,000 or more as of Closing. All Computer Hardware is in good condition and repair and in proper working order, normal wear and tear excepted.

      (b) Software - Schedule 3.39 includes a list of all Software used by the Company except

            Software consisting of standard off-shelf programs generally available for retail purchase. All Software listed in Schedule 3.39 is either owned by the Company, or licensed by the Company pursuant to written license agreements, and are not subject to any escrow agreements. There are no problems or defects in the Software, including, without limitation, bugs, logic errors or failures of the Software to operate as described in any related documentation. All Software is free from computer viruses and disabling codes. Any exception to any of the foregoing statements is set forth on
            Schedule 3.39.

      (c) Computer Systems - The Computer Systems used by the Company are sufficient to allow the Company to carry on the Business as it is currently being conducted.

3.40 EQUIPMENT CONTRACTS - Schedule 3.40 sets forth a complete list of all Equipment Contracts together with a description of the equipment and vehicles to which the Equipment Contracts relate. All of the Equipment Contracts are in full force and effect and no default exists on the part of the Company or on the part of any of the other parties thereto. The entire interest of the Company under each of the Equipment Contracts is held by it free and clear of any Encumbrances, except Permitted Encumbrances, and all payments due under the Equipment Contracts have been duly paid.

3.41 OWNED REAL PROPERTY - The Company does not own, nor has it ever owned, any real property.

3.42  LEASED REAL PROPERTY -

      (a) Schedule 3.42 sets forth a complete list of all Leased Real Property of the Company.

      (b) All interests held by the Company in the Leased Real Property are held pursuant to an existing lease, and all of which are free and clear of all Encumbrances (other than Permitted Encumbrances).

      (c) All payments required to be made by the Company pursuant to any lease have been duly paid in accordance with the terms of such lease, and the Company is not otherwise in default in meeting any of its obligations with respect to any lease of the Leased Real Property, and no event exists which, but for the passing of time or the giving of notice, or both, would constitute a default by the Company with respect to the Leased Real Property.

      (d) The Company does not have any option, right of first refusal or other contractual right relating to the Leased Real Property, other than the lease related thereto, and the Company has not waived, or omitted to take any action in respect of any rights, including any rights of renewal, with respect to the Leased Real Property.

      (e) For so long as the Company has been a tenant thereunder, the Leased Real Property has at all times been operated in compliance with all applicable real property laws and zoning by-laws. Any and all occupancy permits required by the Company have been obtained and are in good standing.

3.43 ENVIRONMENTAL MATTERS - With respect to the Leased Premises or any other site or property presently or formerly owned, operated, leased or used by the Company, to the best of the knowledge of the Company or Semotus, except as set forth on Schedule 3.43:

      (a) no methylene chloride or asbestos is contained in or has been used or released;

      (b) all Hazardous Substances and wastes have been disposed of in accordance with all Environmental Laws;

      (c) the Company has not received notice (either verbal or written) of any non-compliance of the Facilities or its past or present operations with Environmental Laws;

      (d) no notices, administrative actions or suits are pending or threatened relating to a violation of any Environmental Laws;

      (e) the Company is not a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Closing Date;

      (f) there have not been in the past, and are not now, any Hazardous Substances on, under or migrating to or from any such property;

      (g) there are not now, any underground tanks or underground improvements at, on or under any such property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells;

      (h) there are no polychlorinated biphenyls (PCBs) deposited, stored, disposed of or located on any such property or any equipment on any such property containing PCBs at levels in excess of 50 parts per million;

      (i) there is no formaldehyde, nor any insulating material containing urea formaldehyde;

      (j) the Company's uses and activities therein have at all times complied with all Environmental Laws; and

      (k) the Company has all permits and licenses required to be issued under federal, state or local laws regarding Environmental Laws and are in full compliance with the terms and conditions of those permits.

3.44  EMPLOYMENT MATTERS -

      (a) Schedule 3.44 sets forth a complete list of all Employees, together with the titles and terms of employment, including, current salaries, bonus, profit sharing, commissions and other compensation (whether monetary or otherwise) paid or payable to each Employee, the date upon which such compensation became effective and the date upon which such Employee was first hired by the Company or its predecessors. Except as disclosed in Schedule 4.44, no Employee is on long term disability leave, maternity leave, extended absence or receiving workers' compensation.

      (b) Except for those written employment contracts identified in Schedule 3.44, there are no written or oral contracts of employment entered into with any Employees which are not terminable at will by the Company.

      (c) Other than those listed in Schedule 3.44, there are no employment policies, practices or plans, including policies, practices or plans regarding incentive compensation, stock options, severance pay or other terms or conditions of employment or terms or conditions upon which Employees may be terminated, which are binding upon the Company.

      (d) The Company has been and is being operated in full compliance with all Laws relating to its Employees, including employment standards, occupational health and safety, pay equity and employment equity. There are no pending complaints under such Laws for which the Company has received notice, whether by any Governmental Authority or any other Person, against the Company.

      (e) There are no complaints or any threatened complaints, against the Company, before any employment standards agency, branch or tribunal or human rights agency, branch or tribunal. Nothing has occurred which might reasonably lead to a complaint against the Company, under any human rights legislation, equal opportunity or affirmative action legislation or employment standards legislation. There are no outstanding decisions or settlements or pending settlements under any employment standards legislation which place any obligation upon the Company to do or refrain from doing any act.

      (f) All current assessments under any workers compensation Laws applicable to the Company have been paid or accrued and the Company has not been subject to any special or penalty assessment under such legislation.

3.45  COLLECTIVE BARGAINING AGREEMENTS -

      (a) The Company is not a party, either directly or by operation of law, to any collective bargaining agreement, letters of understanding, letters of intent or other written communication with any trade union or association which may qualify as a trade union, which would cover any of the Employees or any of its dependent contractors.

      (b) There is no outstanding notice of any unfair labour practice pending before the National Labor Relations Board or labour tribunal proceedings of any kind, including any proceedings which could result in certification of a trade union as bargaining agent for Employees or dependent contractors of the Company, and there have not been any such proceedings within the last two years.

      (c) There are no threatened union organizing activities involving the Employees of the Company.






      (d) The Company has not had any work stoppage, labour dispute or other labour problems.

3.46  PENSION AND OTHER BENEFIT PLANS -

      (a)   Schedule 3.46 lists, with respect to the Company and any ERISA
            Affiliate: (i) all employee benefit plans (as defined in Section 3(3) ERISA) currently maintained or contributed to by the Company or any ERISA Affiliate, (ii) each loan made by the Company to a non-officer employee of the Company, the outstanding principal balance of which is in excess of $10,000, (iii) each outstanding loan by the Company to any officer or director of the

            Company; (iv) any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Internal Revenue Code of 1986, as amended section
            125) (the "Code") or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements currently maintained or contributed to by the Company, (v) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements currently maintained or contributed to by the Company, (vi) other fringe or employee benefit plans, programs or arrangements maintained or contributed to by the Company that apply to senior management of the Company and that do not generally apply to all employees, (vii) each current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company of greater than $5,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of the Company; and (viii) any qualified plan under Code Section 401(a) (together, the "Employee Plans").

      (b) The Company has furnished to Purchaser a copy of each of the Company's Employee Plans and any related plan documents (including current trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any current employee communications relating thereto) and has, with respect to each Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has also furnished Purchaser with the most recent Internal





            Revenue Service determination or opinion letter issued with respect to each such Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Employee Plan subject to Code Section 401(a). The Company has also furnished Purchaser with all registration statements and prospectuses prepared in connection with each Employee Plan.

      (c) None of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); (ii) there has been no "prohibited transaction", as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect on the Company; (iii) each Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company and with respect to those Employee Plans referenced in Section 4.46(a)(i), its ERISA Affiliates have performed all obligations required to be performed by them under, are not in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Employee Plans; (iv) neither the Company nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Employee Plans; (v) all contributions required to be made by the Company or ERISA Affiliate to any Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years; (vi) with respect to each Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in
            Section 4062, 4063 or 4041 of ERISA has occurred; (vii) no Employee Plan is covered by, and neither the Company nor any ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code; and (viii) each Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to Purchaser (other than ordinary administrative expenses typically incurred in a termination event). With respect to each Employee Plan subject to ERISA as either an employee pension plan within the meaning of
            Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Employee Plan. No suit, administrative proceeding, action (other than routine claims for benefits) or other litigation has been brought, or is threatened, against or with respect to any such Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor. No payment or benefit which will or may be made by the Company to any Employee will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

      (d)   With respect to each Employee Plan, the Company has complied with
            (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder.

      (e) Except as disclosed in Schedule 3.46, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any ERISA Affiliate relating to, or change in participation or coverage under, any Employee Plan which would materially increase the expense of maintaining such Employee Plan above the level of expense incurred with respect to that Employee Plan for the most recent fiscal year included in the Company's financial statements.

      (f) The Company does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

      (g) Neither the Company nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

      (h) Each compensation and benefit plan required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction outside of the United States is listed in
            Schedule 3.46.

3.47 INSURANCE - Schedule 3.47 sets forth a complete list of all policies of insurance which the Company maintains, including the name of the insurer, the risk insured against, the amount of coverage and the amount of any deductible. All such policies of insurance are in full force and effect and the Company is not in material default, as to the payment of premium or otherwise, under the terms of any such policy. There is no threat by any insurer to cancel said policies of insurance and/or refuse coverage on a claim. There is no event, situation or circumstance which would render any such contract of insurance void or would give reason to any such insurer to cancel any policy. Neither the Company has committed any act or failed to do anything which could invalidate the coverage under any insurance policy. The Company has not failed to present any claim under any such insurance policy in a due and timely fashion and has not received notice from any of the insurers denying any claim.

3.48  MATERIAL CONTRACTS - Except for the:

      -     Customer Contracts listed in Schedule 3.31,

      -     Government contracts/grants listed in Schedule 3.32,

      -     Contracts with respect to Intellectual Property listed in
            Schedule 3.38,

      -     Equipment Contracts listed in Schedule 3.40,

      -     Employment contracts listed in Schedule 3.44,

      -     Pension/Benefit Plans listed in Schedule 3.46,

      -     Insurance policies listed in Schedule 3.47, and

      -     Material Contracts listed in Schedule 3.48

      the Company is not a party to or bound by any ongoing Material Contract. The Material Contracts listed in Schedule 3.48 are all in full force and effect unamended and no default exists under such Material Contracts on the part of any of the parties to such Contracts. The Company has the capacity, including the personnel, equipment and supplies, to perform all its obligations under the Material Contracts listed in Schedule 3.48.

3.49 CONSENTS - Other than as outlined on Schedule 3.49, no consents, approvals, authorizations or waivers are required to be obtained from any Person in connection with the completion of any of the transactions contemplated by, or any of the representations and warranties contained in this Agreement.

3.50 NO ORDERS OR CLAIMS - There is no injunction or restraining order issued preventing, and no pending or threatened claim, action, litigation or proceeding, judicial or administrative investigation against the Company by any Governmental Authority, that could reasonably prevent the consummation of the transactions contemplated in this Agreement or otherwise claim that this Agreement or the consummation thereof is improper or would give rise to proceedings under any statute or rule of law.

3.51 NEGOTIATIONS, ETC. - The Company has not entered into any negotiations, understandings, letters of intent (whether binding or otherwise) or implied contracts with any Person other than in the ordinary course of business and consistent with past practice or as listed on Schedule 3.51 pursuant to which such Person may assert or claim the existence of an obligation, contract or agreement on the part of or with the Company.

3.52  COPIES OF AGREEMENTS, ETC. - Current and complete copies of the:

      -     Permitted Encumbrances listed in Schedule 3.14,

      -     Conflicting Agreements listed in Schedule 3.18,






      -     Government Grants listed in Schedule 3.32,

      -     Equipment Contracts listed in Schedule 3.40

      -     Employment contracts listed in Schedule 3.44,

      -     Pension/ Benefit Plans listed in Schedule 3.46,

      -     Policies of insurance referred to in Section 3.47, and

      -     Material Contracts listed in Schedule 3.48,

      have been delivered to the Purchaser and there are no current or pending negotiations with respect to the renewal, repudiation or amendment of any such agreement, plan or policy except as disclosed on said Schedules.

3.53 LITIGATION -There is no suit, action, litigation, investigation, claim, complaint, grievance or proceeding, including appeals and applications for review, in progress, or pending or threatened against the Company or any member of the Board of Directors of the Company before any court, Governmental Authority, commission, board, bureau, agency or arbitration panel which, if determined adversely to the Company, would:

      (a) adversely affect the Business or the properties or financial condition of the Company,

      (b) enjoin, restrict or prohibit the sale of the Purchased Shares as contemplated by this Agreement, or

      (c) prevent the Company from fulfilling any or all of its obligations set out in this Agreement or arising from this Agreement,

      and there are no grounds on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success. There is not presently outstanding against the Company any judgment, decree, injunction, rule or order of any court, Governmental Authority, commission, board, bureau, agency or arbitrator. The Company has not filed and does not currently intend to file, any suit, action, litigation, claim, complaint, grievance or proceeding against any person or entity.

3.54  TAX MATTERS -

      (a) The Company has timely filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects with the appropriate Governmental Authority. The Company has timely paid all taxes and other assessments due, except those contested by it in good faith that are listed in the Schedule of Exceptions. The provision for taxes of the Company as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as or a collapsible corporation pursuant to Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a Material Adverse Effect. In the past six years, the Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. In the past six years, none of the Company's federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. Since December 31, 2000, the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries. The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of any voluntary or involuntary change in accounting method (nor has any taxing authority proposed any such adjustment or change of accounting method). The Company has no liability for the Taxes of any Person, including without limitation itself, and including without limitation under Section 1374 of the Code or under Treasury Regulations Section1.1502-6 (or any similar provision of any state, local or foreign law), as a transferee or successor, by contract or otherwise. The Company is not a party to any agreement, plan, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

      (b) The Company has not requested, or entered into any agreement or other arrangement or executed any waiver providing for, any extension of time within which (i) to file any Tax Return covering any Taxes for which it is or may be liable; (ii) to file any elections, designations or similar items relating to Taxes for which it is or may be liable; (iii) it is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Authority may assess or collect Taxes for which it is or may be liable.

      (c) There are no Encumbrances for Taxes upon any assets of the Company, except Encumbrances for Taxes not yet due.

      (d) No deficiency for any Taxes has been proposed, asserted or assessed against the Company that has not been resolved and paid in full. There has been no audit of Taxes or other administrative proceeding or court proceeding with regard to any Taxes or Tax Returns of the Company, nor is any such audit of Taxes or other proceeding pending, nor has there been any written notice to the Company by any Governmental Authority regarding any such audit or other proceeding.

3.55 BANK ACCOUNTS, ETC. - Schedule 3.55 sets forth a complete list of every financial institution in which the Company maintains any depository account, trust account or safety deposit box and the names of all persons authorized to draw on or who have access to such accounts or safety deposit box.

3.56 NO BROKER - The Company has not employed any investment banker, broker, or finder in connection with the transactions contemplated in this Agreement.

3.57 FOREIGN CORRUPT PRACTICES ACT OF 1977 - The Company has not taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder. There is not now and there has never been any employment by the Company of, or beneficial ownership in the Company by, any governmental or political official in any country in the world.

3.58 FULL DISCLOSURE - The Company has made available to the Purchaser all information, including the financial, marketing, sales and operational information on a historical basis relating to the Company which would be material to a purchaser of the Company. No information which has been provided to the Purchaser contains any untrue statement of a material fact and no material fact or facts have been omitted therefrom which would make such information misleading.

             SECTION 4: REPRESENTATIONS AND WARRANTIES OF SEMOTUS

Semotus hereby represents and warrants to the Purchaser as follows, and acknowledges that the Purchaser is relying upon these representations and warranties in connection with the entering into of this Agreement and the completion of the transactions contemplated hereby:

4.1 CORPORATE ORGANIZATION AND AUTHORITY. Semotus is a company duly organized and existing under and is in good standing under the laws of the State of Nevada. Semotus has the corporate power and corporate authority to own and operate its properties and to carry on its business as now conducted.

4.2 NO INSOLVENCY OF COMPANY. Semotus has not taken any steps to file bankruptcy, nor have any steps been taken by any other person with respect to the bankruptcy, insolvency, winding up, liquidation or dissolution of Semotus, nor has Semotus defaulted on any of its obligations which would allow any Person to take any action against Semotus for non-payment of an obligation that would have a Material Adverse Effect.

4.3 CAPITALIZATION OF COMPANY. As of immediately prior to the Closing Date, Semotus is the registered and beneficial owner of all of the issued and outstanding shares of the Company, being the Purchased Shares and the Option Shares, free and clear of all Encumbrances. The Purchased Shares and the Option Shares have been duly authorized and validly issued and are fully paid and non-assessable shares of capital stock of the Company, and are not subject to any pre-emptive rights or rights of first refusal created by any agreement to which Semotus is a party or by which it is bound. There are no other options, warrants, calls, rights, commitments or agreements of any character to which Semotus is a party or by which it is bound obligating Semotus to deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any of the Purchased Shares or the Option Shares, or obligating Semotus to enter into any such option, warrant, call, right, commitment or agreement. Except for the agreements contemplated by this Agreement, there are no contracts, commitments or agreements relating to voting, purchase or sale of the Purchased Shares or the Option Shares.

4.4 CAPITALIZATION OF SEMOTUS. As of December 31, 2001, the authorized and issued capital stock of Semotus and the ownership of the issued capital stock of Semotus, is as set forth in Schedule 4.4. All outstanding shares of capital stock of Semotus have been duly authorized and validly issued and are fully paid and non-assessable shares of capital stock of Semotus, and are not subject to any pre-emptive rights or rights of first refusal created by the certificate of incorporation of Semotus (the "Semotus' Certificate") or Semotus' by-laws (the "Semotus' By-

      Laws") or any agreement to which Semotus is a party or by which it is bound. Other than the Warrant and obligations with respect to the Additional Hibben Shares, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Semotus is a party or by which it is bound obligating Semotus to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Semotus or obligating Semotus to enter into any such option, warrant, call, right, commitment or agreement. Except for the agreements contemplated by this Agreement, there are no contracts, commitments or agreements relating to voting, purchase or sale of Semotus' capital stock (i) between or among Semotus and any of its security holders and (ii) between or among any of Semotus' security holders. All outstanding shares of capital stock of Semotus were issued in compliance with all applicable federal and state securities laws. No holder of any of the issued capital stock of Semotus has granted options or other rights to purchase any such shares from such holder. Semotus has no obligation to declare or pay any dividend or make any other distribution in respect of any of the issued capital stock of Semotus.

4.5 AUTHORIZATION. All corporate action on the part of Semotus, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of all obligations under this Agreement and for the sale and delivery of the Purchased Shares and the Option Shares has been taken or will be taken prior to the Closing Date and the Option Closing Date, as applicable. This Agreement, and all ancillary agreements, when executed and delivered by Semotus, will constitute legally binding and valid obligations of Semotus, enforceable in accordance with their terms.

4.6 VALIDITY OF SHARES. The Purchased Shares and the Option Shares, when sold and delivered in accordance with the terms and for the consideration expressed in this Agreement, shall be duly and validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws), fully-paid and non-assessable, and free and clear of all Encumbrances.

4.7 NO CONFLICT WITH OTHER INSTRUMENTS. The execution, delivery and performance by Semotus of this Agreement will not result in any violation of or constitute a default under, with or without the passage of time or the giving of notice, (i) any provision of the Certificate of Incorporation or the by-laws of Semotus; (ii) any provision of any judgment, decree or Order to which Semotus is a party or by which it is bound; (iii) any material contract, obligation or commitment to which Semotus is a party or by which it is bound; or (iv) any statute, rule or governmental regulation applicable to Semotus.

4.8 NO DEFAULTS OR VIOLATIONS. Semotus is not in violation of any term or provision of its articles or bylaws, each as currently in effect, or any material term or provision of any indebtedness, mortgage, indenture, contract, agreement, judgment, statute, rule or regulation, decree or order.

4.9 REGULATORY APPROVALS. No Governmental Authorization, approval, order, consent or filing is required on the part of Semotus, in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement, or the performance of Semotus' obligations under this Agreement.

            SECTION 5: REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to Semotus, the Company as follows, and acknowledges that the Company is relying upon these representations and warranties in connection with the entering into of this Agreement and the completion of the transactions contemplated hereby:

5.1 EXPERIENCE. Purchaser has substantial experience in evaluating and investing in private placement transactions so that Purchaser is capable of evaluating the merits and risks of Purchaser's investment in the Company. Purchaser, by reason of its business or financial experience or the business or financial experience of its professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly, has the capacity to protect its own interests in connection with the purchase of the Purchased Shares under this Agreement.

5.2 INVESTMENT. Purchaser is acquiring the Purchased Shares for investment for Purchaser's own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Purchaser understands that the Purchased Shares have not been, and will not be, registered under the Securities Act by reason of a specific exemption therefrom, and that any such exemption would depend, among other things, upon the bona fide nature of the investment intent and the accuracy of Purchaser's representations as expressed in this Agreement.

5.3 RULE 144. Purchaser acknowledges that the Purchased Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring following the period of time prescribed by Rule 144, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f)) and the number of shares being sold during any three-month period not exceeding specified limitations.

5.4 NO PUBLIC MARKET. Purchaser understands that no public market now exists for any of the securities issued by the Company, that the Company has made no assurances that a public market will ever exist for the Purchased Shares and that even if such a public market exists at some future time, the Company may not then be satisfying the current public information requirements of Rule 144.

5.5 ACCESS TO DATA. Purchaser and its representatives have met with representatives of the Company and have had the opportunity to ask questions of, and receive answers from, said representatives concerning the Company and the terms and conditions of this transaction as well as to obtain any information requested by Purchaser. Assuming the truth and accuracy of the representations and warranties of Semotus and the Company, any questions raised by Purchaser or its representatives concerning the transaction have been answered to the satisfaction of Purchaser and its representatives. Purchaser's decision to purchase the Purchased Shares is based in part on the answers to such questions as Purchaser and its representatives have raised concerning the transaction and on its own evaluation of the risks and merits of the purchase and the Company's proposed business activities. Nothing in this Section 5.5 shall modify the representations and warranties of the Company and Semotus contained in Sections 3 and 4 of this Agreement, or the right of the Purchaser to rely on such representations and warranties.

5.6 AUTHORIZATION. All corporate action on the part of Purchaser, its officers, directors and stockholders necessary for authorization, execution, delivery and performance of all obligations under the Agreements have been taken or will be taken prior to Closing. This Agreement, when executed and delivered by Purchaser, will constitute legally binding and valid obligations of Purchaser, enforceable in accordance with their respective terms.

5.7 TAX LIABILITY. Purchaser has reviewed with its own tax advisers the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Purchaser has relied solely on such advisers and not on any statements or representations of the Company or its agents. Purchaser understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this Agreement.

                SECTION 6: CONDITIONS TO CLOSING OF PURCHASER

The Purchaser's obligation to complete the purchase of the Purchased Shares at the Closing shall be subject to the satisfaction of, or compliance with, at or before the Closing Date, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by the Purchaser only in whole or in part).

6.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Company in Section 3 and by Semotus in Section 4 of this Agreement shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date.

6.2 COVENANTS. All covenants, agreements and conditions contained in this Agreement to be performed by the Company and Semotus on or prior to the





      Closing Date shall have been performed or complied with in all material respects.

6.3 COMPLIANCE CERTIFICATE. The Company and Semotus shall each have delivered to Purchaser a certificate, executed by the President of the Company and Semotus respectively, dated the Closing Date, and certifying to the fulfillment of the conditions specified in Sections 6.1 and 6.2 of this Agreement.

6.4 LEGAL MATTERS. All material matters of a legal nature which pertain to this Agreement, and the transactions contemplated hereby and thereby, shall have been reasonably approved by counsel to Purchaser.

6.5 COMPLETION OF DUE DILIGENCE. The Purchaser shall have completed its due diligence and received complete responses to all of its reasonable inquiries and requests for further information, all of which shall be to the satisfaction of the Purchaser in its sole discretion.

6.6 RECEIPT OF CLOSING DOCUMENTATION. All documents required for Closing including receipt of all necessary consents under this Agreement and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Company of its obligations under this Agreement shall be satisfactory to the Purchaser.

6.7 TERMINATION OF EMPLOYMENT AGREEMENT. The Employment Agreement dated as of May 1, 2001 between the Company and Hibben (the "Employment Agreement"), and any and all other agreements between Hibben and/or the Company or Semotus containing non-competition or non-solicitation provisions shall have been terminated as of the Closing Date, and shall be of no further force and effect, and the Company shall have provided a written release to Hibben with respect to all such provisions and agreements in effect as of the Closing Date.

6.8 EMPLOYMENT AGREEMENT. Hibben shall execute an employment agreement with the Company (the "New Employment Agreement") immediately after Closing in a form satisfactory to the Purchaser and Hibben, which shall include the provision that Hibben shall remain employed by the Company at least until the Option Closing Date.

6.9 HIBBEN SHARES. The Purchaser shall have received from Arapahoe a letter in a form satisfactory to the Purchaser confirming (i) that it holds the share certificate representing the Hibben Shares (Certificate #4436) as security for the Acquisition Loan pursuant to a Third Party Pledge Agreement dated May 25, 2001, and that (ii) it will release the Hibben Shares to the Purchaser forthwith upon receipt from the Purchaser of a letter of credit from the Purchaser's bank in an amount representing the outstanding balance of the Acquisition Loan as of the date of such letter of credit less collateralized equity in Hibben's Deed of Trust dated December 31, 2001. The Purchaser shall also have received a copy of an assignment and direction from Hibben to Arapahoe with respect to the release of the Hibben Shares to the Purchaser on the terms contained herein. The Purchaser shall be satisfied in its sole discretion that the transfer of the Hibben Shares is in compliance with all applicable US securities laws. The Purchaser shall also have received a copy of a direction from Hibben to Semotus with respect to the issuance of

      Additional Hibben Shares to the Purchaser.

6.10 CONFIRMATION OF ARAPAHOE BANK & TRUST. Hibben shall have delivered to the Purchaser evidence (satisfactory to the Purchaser in its sole discretion) that the loan (the "Acquisition Loan") currently being paid by the Company to Arapahoe pursuant to a share purchase agreement between Hibben and Greg Margheim dated September 15, 2000, and as provided in a Merger Agreement (the "Merger Agreement") dated April 30, 2001 by and among the Company, Hibben, ADA Acquisition, Inc. and Semotus is in good standing, and a statement of the amounts owing under the Acquisition Loan as of the Closing Date.

6.11 RELEASE FROM SEMOTUS. Semotus shall have provided to Hibben a release from all obligations of Hibben to repay to Semotus any principal amounts paid by Semotus with respect to the Acquisition Loan as provided in s.10 of the Merger Agreement. Semotus shall provide to the Purchaser evidence that its financial records do not include any amounts receivable from Hibben or any other party pursuant to the Merger Agreement with respect to the Acquisition Loan

6.12 ACCOUNT PAYABLE TO SEMOTUS FROM THE COMPANY. Semotus shall have delivered to the Purchaser evidence, satisfactory to the Purchaser in its sole discretion, that the amount of $154,219 reflected in the Unaudited Financial Statements of the Company as an account payable to Semotus is no longer due and payable, and there are no obligations for any amounts owing between the Company and Semotus.

6.13 STOCK OPTION TO JOHN HIBBEN. Semotus shall have amended the stock option agreement with Hibben provided in the Employment Agreement to (a) reduce the exercise price of such options to $0.75 per common share, and (b) provide an acceleration of the vesting of such stock options so that all stock options vest on or before the Option Closing Date, as may be accelerated pursuant to Section 1.3.

6.14  OPTION  SHARES  AND  WARRANT.   Semotus  shall  have  delivered  to  the
      Purchaser share certificates representing the Option Shares, and a duly executed copy of the Warrant and the Pledge.

6.15 BOARD OF DIRECTORS OF COMPANY. Semotus shall have increased the Board of Directors of the Company from 3 to 5, and shall have appointed Ted Hastings and Mark Lee as directors of the Company, effective as and from the Closing Date.

6.16 SHAREHOLDERS' AGREEMENT. Semotus and the Purchaser shall have executed a Shareholders' Agreement in substantially the form attached as Schedule
      6.16 hereof, which shall be held in escrow from the Closing Date, and shall become effective from and after the Option Closing Date only if the Purchaser does not have the right to exercise the Option as a result of it not complying with the covenants outlined in Sections 8.1 and 8.2 hereof.

6.17 INVESTOR RIGHTS AGREEMENT. Semotus shall have executed a Registration Rights Agreement with respect to the Warrant in substantially the form attached as Schedule 6.17 hereof.

6.18 OPINION. The Purchaser shall have received a legal opinion from Semtous' counsel, satisfactory to the Purchaser in its sole discretion, in substantially the form attached as Schedule 6.18 hereof.

6.19 AMENDMENT AND RESTATEMENT OF CERTIFICATE OF INCORPORATION OF ADA. The Purchaser shall have received a certified copy of the Amended and Restated Certificate of Incorporation of ADA filed with the appropriate Governmental Authorities, reducing the authorized shares of ADA from 1,500 to 100, and providing a directors' indemnity, as approved by the Purchaser.

If any of the foregoing conditions in this Section has not been fulfilled by the Closing Date, the Purchaser may terminate this Agreement, in which event the Purchaser shall be released from all obligations under this Agreement. However, the Purchaser may waive compliance with any condition in whole or in part, if in its sole and absolute discretion it sees fit to do so, without any prejudice to its rights of termination in the event of non-fulfilment of any other condition, or to its rights to recover damages or seek other remedies (whether available at law or in equity) for breach of any covenant contained in this Agreement.

                 SECTION 7: CONDITIONS TO CLOSING OF SEMOTUS

Semotus' obligation to sell the Purchased Shares at the Closing is, at the option of Semotus , subject to the fulfillment or waiver of the following conditions:

7.1 REPRESENTATIONS. The representations made by the Purchaser in Section 5 of this Agreement shall be true and correct when made, and shall be true and correct on the Closing Date.

7.2 COVENANTS. All covenants, agreements and conditions contained in this Agreement to be performed by Purchaser on or prior to the Closing Date shall have been performed or complied with in all material respects.

7.3 COMPLIANCE CERTIFICATE. The Purchaser shall have delivered to Semotus a certificate, executed by the President of the Company and Semotus respectively, dated the Closing Date, and certifying to the fulfillment of the conditions specified in Sections 7.1 and 7.2 of this Agreement.

7.4 LEGAL MATTERS. All material matters of a legal nature which pertain to this Agreement and the transactions contemplated hereby and thereby, shall have been reasonably approved by counsel to the Company.

If any of the foregoing conditions in this Section has not been fulfilled by the Closing Date, Semotus may terminate this Agreement, in which event Semotus shall be released from all obligations under this Agreement. However, Semotus may waive compliance with any condition in whole or in part, if in its sole and absolute discretion it sees fit to do so, without any prejudice to its rights of termination in the event of non-fulfilment of any other condition, or to its rights to recover damages or seek other remedies (whether available at law or in equity) for breach of any covenant contained in this Agreement.

                      SECTION 8: COVENANTS OF THE PURCHASER

8.1   PURCHASER'S COMMITMENT FOLLOWING CLOSING. Subject to the material compliance by the Company and Semotus with all obligations pursuant to this Agreement and all other related agreements, the Purchaser hereby agrees to invest up to $1,000,000 (the "Operating Commitment"), directly or indirectly, at such times and in such amounts as the Purchaser may determine in its sole and absolute discretion, into the Company or any Affiliate of the Purchaser for purposes of furthering the Company's business objectives (as outlined in Schedule 8.1) during the 15 months immediately following Closing prior to the Option Closing Date. The Purchaser shall assume the Accounts Receivable and Accounts Payable (including employee payroll obligations) which are as disclosed in the Unaudited Financial Statements which shall be the only Accounts Payables for which the Purchaser shall have any responsibility. The Operating Commitment shall be paid to the extent necessary to cover any shortfall of the Company if the Company is at any time cash flow negative. The Purchaser shall be entitled to reimbursement from time to time of the amounts of Operating Commitment paid if and to the extent the Company becomes cash flow positive.

8.2 NET PROFIT. The Purchaser shall manage and operate the Company during the 15 months immediately following Closing but shall have no liability to any person for the results of any measures or actions taken by it in good faith in such management or operation. The Purchaser shall provide to Semotus quarterly financial statements of the Company prepared by management of the Company, throughout the Option Period in a manner consistent with past practices of the Company. If such quarterly financial statements of the Company have indicated a Net Profit (EBITDA positive) in each quarter of the Option Period (within $25,000 of EBITDA positive) the Purchaser shall have the right to exercise the Option as outlined in
      Section 1.2.

8.3   LOAN PAYMENTS. Subject to the Purchaser receiving documents required under
      Section 6.9, as and from the Closing Date, the Purchaser will assume responsibility for the monthly loan payments being made by the Company to Arapahoe on behalf of Hibben with respect to obligations of Hibben pursuant to the Acquisition Loan. Notwithstanding the foregoing, Hibben shall remain liable for any security granted to any party with respect to the Acquisition Loan as of the Closing Date, and the Purchaser shall not assume any liability therefore. The Purchaser shall have the right, at its sole and absolute discretion, to delegate its obligation to assume the Acquisition Loan to a third party of its choice at any time following Closing, and shall, upon such delegation, have no further liability with respect thereto.

                      SECTION 9 - COVENANTS OF THE PARTIES

9.1 CONDUCT OF BUSINESS BY COMPANY. During the period from the date of this Agreement to the Option Closing Date, the Company shall conduct its operations only according to its ordinary and usual course of business and to use its commercially reasonable efforts to preserve intact its business organization, keep available the services of the Employees and maintain satisfactory relationships with suppliers, distributors and customers. Without limiting the generality of the foregoing, pending the Option Closing Date, the Company shall:

      (a) refrain from making any bonus or retirement payment or arrangement to or with any persons except those that may have already been accrued;

      (b) refrain from entering into any contract, lease, commitment or renewal or an agreement, except contracts in the ordinary course of business or as outlined on Schedule 3.48 and if any such agreement is entered into in an amount in excess of $25,000, the Company shall immediately notify the Purchaser;

      (c) refrain from making any change affecting any bank, safe deposit or power of attorney arrangements of the Company;

      (d) continue in full force and effect all policies of insurance maintained by the Company and give all notices and present claims under all insurance policies in a timely fashion; and

      (e) comply with all Laws affecting the operation of the Company and the Business.

      During such period, the Company shall confer on a regular and frequent basis with one or more designated representatives of Purchaser to report material operational matters and to report the general status of ongoing operations. The Company shall notify the Purchaser of any unexpected emergency or other change in the normal course of its business or in the operation of its branches and of any governmental complaints, investigations or communications indicating that the same may be contemplated, adjudicatory proceedings, and to keep the Purchaser fully informed of such events and permit its representatives prompt access to all materials prepared in connection therewith.

9.2 ACTION BY SEMOTUS WITH RESPECT TO OPTION SHARES. During the period from the date of this Agreement to the Option Closing Date, Semotus shall take no action whatsoever with respect to the Option Shares, except as otherwise required by the Purchaser in writing. Without limiting the generality of the foregoing, except as may be first approved in writing by the Purchaser, Semotus and the Company shall not:

      (a) mortgage, pledge, subject to Encumbrance, grant a security interest in or otherwise encumber the Option Shares;

      (b) directly or indirectly, declare or pay any dividends or declare or make any other payments or distributions on or in respect of the Option Shares;

      (c) issue, sell, assign or transfer all or any portion of the Option Shares, nor grant any options or rights to any third party to so acquire all or any portion of the Option Shares.

9.3 Access for Investigation. The Company shall, so long as a 24 hour prior written notice is received, permit the Purchaser and its representatives, between the date of this Agreement and the Closing Date, to have reasonable access to the premises and to all Books and Records and to the properties and assets of the Company and to furnish to the Purchaser such financial and operating data and other information as the Purchaser shall from time to time reasonably request to enable confirmation of the accuracy and fulfillment of representations, warranties and covenants contained herein. Semotus shall, so long as a 24 hour prior written notice is received, permit the Purchaser and its representatives, between the date of this Agreement and the Option Closing Date, to have reasonable access to its relevant books and records as the Purchaser shall from time to time reasonably request to enable confirmation of the accuracy and fulfillment of representations, warranties and covenants contained herein. Without limiting the generality of the foregoing, it is agreed that the accounting and financial representatives and agents of the Purchaser shall be afforded reasonable opportunity to make a full investigation of all aspects of the financial affairs of the Company. The Company shall use its commercially reasonable efforts to arrange such meetings with all management and other personnel engaged in the business activities of the Company as the Purchaser may reasonably request, and such customer visits shall be held jointly with a representative of the Company.

9.4 Accounting Information. The Company shall cause its auditors to make available to the Purchaser or its auditors all working papers, notes and other information which may be relevant to the review of the Financial Statements.

9.5 Confidentiality. Each of the Parties shall keep confidential and shall not, other than as may be required or authorized by the terms of this Agreement, disclose to any person, firm, corporation or other entity other than the Purchaser or the Company, any Confidential Information.

9.6 Exclusivity. From the date of this Agreement until the Option Closing Date, or the termination of this Agreement by the Purchaser or the Company in accordance with its terms, the Company and Semotus shall suspend any discussions with any third parties regarding the sale of the Company or any assets of the Company or any transfer of the Option Shares, and shall not offer in any manner whatsoever or solicit, encourage or negotiate offers from third parties with respect to the sale of any shares or assets of the Company or the Option Shares.

9.7 Taxes of the Company and Semotus: Semotus shall, at its expense, prepare all income tax returns, and pay all income taxes with respect to the Company, in a manner, consistent with past practices of the Company up to the Option Closing Date. All other Tax Returns shall be prepared and filed at Purchaser's expense, and the Purchaser shall pay all Taxes, except for income taxes, with respect to the Company, in a manner consistent with past practices of the Company up to the Option Closing Date. After the Option Closin gDate, if the Option is exercised by the Purchaser, the Purchaser shall, at its expense, prepare all Tax Returns and pay all Taxes with respect to the Company. If the Option is not exercised, Semotus shall, at its expense, prepare all Tax Returns and pay all Taxes with respect to the Company. Semotus hereby covenants and agrees that it shall remain liable, and shall indemnify the Purchaser, for all income tax liabilities of the Company for all periods up to and including the Option Closing Date.

              ARTICLE 10 - NON WAIVER; SURVIVAL; INDEMNIFICATION

10.1 Non-Waiver. No investigations made by or on behalf of the Purchaser at any time shall have the effect of waiving, diminishing the scope or otherwise affecting any representation or warranty made by the Company or Semotus in or pursuant to this Agreement. No waiver or any condition or other provisions, in whole or in part, shall constitute a waiver of any other condition or provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.2  Nature and Survival.

      (a) Subject to Subsections (b), (c) and (d), all representations, warranties and covenants contained in this Agreement on the part of each of the Parties shall survive the Closing Date, the Option Closing Date, the execution and delivery under this Agreement of any share or security transfer instruments or other documents of title to any of the Purchased Shares or the Option Shares, and the payment of the Purchase Price and the Option Price.

      (b) Subject to Subsection (e), all representations and warranties concerning tax matters shall survive for a period of 180 days after the expiration of the period during which an assessment, reassessment or other form of recognized document assessing liability for Taxes, interest or penalties under applicable legislation in respect of any taxation year ending on or before the Option Closing Date could be issued to the Company or the Purchaser having regard for any consent, waiver, agreement or other document made or filed by or against the Company or the Purchaser.

      (c) Subject to Subsection (e), all other representations and warranties shall survive for a period of three years from the Option Closing Date.

      (d) If no Claim in writing has been made under this Agreement against a Party for any incorrectness in any representation or breach of any warranty made in this Agreement prior to the expiry of the survival periods set out in Subsections (b) and (c) above, such Party shall have no further liability under this Agreement with respect to such representation or warranty.

      (e)   Notwithstanding the limitations set out in Subsections (b), (c) and
            (d) above, any Claim which is based on title to the Purchased Shares or the Option Shares, or the Intellectual Property, intentional misrepresentation or fraud may be brought at any time.

10.3 Mutual Indemnifications for Breaches of Covenants and Warranty, etc. - Semotus and the Company jointly and severally covenant and agree with the Purchaser, and the Purchaser covenants and agrees with Semotus (the Party so covenanting and agreeing to indemnify the other Party being referred to in this Section 10.3 as the "Indemnifying Party" and the Party so to be indemnified (together with all officers, directors, employees, shareholders and agents of such Party and any of its Affiliates being called the "Indemnified Party") to indemnify and save harmless the Indemnified Party, effective as and from the Closing Date, from and against all Claims which may be made or brought against the Indemnified Party or which it may suffer or incur, directly or indirectly as a result of any non-fulfillment or breach of any covenant or agreement on the part of the Indemnifying Party under this Agreement, or any incorrectness in or breach of any representation or warranty of the Indemnifying Party contained in this Agreement. The foregoing obligation of indemnification in respect of such Claims shall be subject to the limitations mentioned in
      Section 10.2 respecting the survival of the representations and warranties of the Parties.

10.4 Limitations on Indemnification - The aggregate dollar amount of all payments an Indemnifying Party shall be obligated to make pursuant to
      Section 10.3 with respect to a breach of any of its representations or warranties shall not exceed the Purchase Price (the "Liability Limit"). However, indemnification shall be made under Section 10.3 by the Indemnifying Party only when all Claims, in the aggregate, exceed $15,000 (the "Minimum Amount") and then for all Claims that exceed the Minimum Amount, up to the Liability Limit. Notwithstanding the foregoing, in the case of fraud or intentional misrepresentation, or breach by the Company or Semotus of Sections 3.3, 3.5, 4.3 or 4.5, as the case may be, there shall be no Liability Limit nor Minimum Amount applicable, and Semotus or the Company, as the case may be, shall be liable to indemnify the Purchaser for the amounts of all Claims as and when made.

10.5 Exclusive Remedy - The provisions of this Article 10 shall constitute the sole and exclusive remedy after the Closing Date for any and all Claims asserted against, resulting from, imposed upon or incurred or suffered by the Purchaser and its Indemnified Parties as a result of, or based upon or arising from, the transactions contemplated by this Agreement.

10.6 Treatment of Payments - All payments made pursuant to this Article 10 shall be treated as adjustments to the Purchase Price. Notwithstanding anything in this Agreement to the contrary, the Purchaser shall not be indemnified or reimbursed for any tax consequences arising from the receipt or accrual of an indemnity payment hereunder, including, without limitation, any such consequences arising from adjustments to the basis of any asset resulting from an adjustment to the Purchase Price or any additional Taxes resulting from any such basis adjustment.

10.7 No Termination - Subject to Section 10.1 and 10.2, the rights of indemnity set forth in this Article 10 shall remain in full force and effect in all circumstances and shall not be terminated by any breach (fundamental, negligent or otherwise) by any Party of its representations, warranties or covenants hereunder or under any documents delivered pursuant hereto or by any termination or rescission of this Agreement or any part hereof.

10.8 Set-off - In the event that the Company or Semotus are required to indemnify the Purchaser pursuant to this Article 10 at any time at which any amount remains payable to the Company or Semotus hereunder, the Purchaser shall have the right to set off against any or all of the unpaid amount payable to the Company or Semotus (including the Option Price) the amount or amounts the Company or Semotus are required to pay to the Purchaser as indemnification pursuant to this Article 10, but shall in no way be obligated to set-off such amounts.

                            SECTION 11 MISCELLANEOUS

11.1 GOVERNING LAW AND ARBITRATION. This Agreement shall be governed by and construed under the laws of the State of California without giving effect to the conflicts of laws principles thereof. Except with respect to any breach which adversely impacts, threatens, or infringes upon a party's proprietary information or intellectual property rights which shall not be subject to arbitration hereunder, any dispute or controversy arising out of or relating to this Agreement shall be settled by final and binding arbitration. Such arbitration shall take place at San Jose, California or any other location mutually agreeable to the parties and shall be conducted before a single arbitrator and, except as otherwise set forth herein, shall be conducted in accordance with the then-existing rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof; provided, however, that the law applicable to any such controversy shall be the law of California, regardless of its or any jurisdiction's choice of law principle. The arbitration award shall be specifically enforceable; judgment upon any arbitration award may be entered in any court with personal jurisdiction over the parties and subject matter of the disputes. By entering into this provision, it is the parties intention to expedite, and limit the costs involved in, resolution of any future dispute, and therefore pre-hearing discovery shall be limited to production of key documents and, if appropriate, subpoena of not more than two key witnesses, as determined by the arbitrator, and shall not extend to depositions of parties. Any award shall relate to all damages which are a direct consequence of a breach of this Agreement. In further limitation hereof, no arbitrator shall be empowered to award any other damages, including, but not limited to, consequential, compensatory or punitive damages. The cost of any arbitration shall be borne equally by the parties hereto.

11.2 SURVIVAL. Subject to the provisions of Article 10 hereof, the representations, warranties, covenants and agreements made in this Agreement shall survive the closing of the transactions contemplated hereby, and shall in no way be affected by any investigation of the subject matter hereof made by or on behalf of Purchaser or the Company.

11.3 SUCCESSORS AND ASSIGNS. Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties to this Agreement. The Purchaser shall have the right to purchase and/or subsequently transfer the Purchased Shares, the Option Shares or the Warrant to an Affiliate without consent, but on prior notice to the Company.

11.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other documents delivered pursuant to this Agreement at the Closing constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and supersede all prior agreements and merge all prior discussions, negotiations, proposals and offers (written or oral) between them, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

11.5 NOTICES, ETC. All notices and other communications required or permitted under this Agreement shall be mailed by registered or certified mail, postage prepaid, Federal Express, sent via facsimile, or otherwise delivered by hand or by messenger, addressed (a) if to Purchaser, at Purchaser's address set forth on the signature page hereto, or, at such other address as Purchaser shall have furnished to the Company in writing, or (b) if to the Company, one copy should be sent to its offices and addressed to the attention of the President, or at such other address as the Company shall have furnished to the Purchaser. Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally or via facsimile, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been mailed, addressed and postage prepaid as aforesaid.

11.6 DELAYS OR OMISSIONS. Except as expressly provided in this Agreement, no delay or omission to exercise any right, power or remedy accruing to either Party, upon any breach or default of the other Party under this Agreement, shall impair any such right, power or remedy of that Party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to the Parties, shall be cumulative and not alternative.

11.7 EXPENSES. The Company and Purchaser shall each bear their own expenses incurred on their behalf with respect to this Agreement and the transactions contemplated hereby.

11.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. A faxed copy of an executed counterpart shall be deemed to be an original.

11.9 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

11.10 FURTHER ASSURANCES. The Parties hereto shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

11.11 TITLES AND  SUBTITLES.  The titles and subtitles  used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

11.12 TIME OF THE ESSENCE. Time shall be of the essence hereof.


THIS AGREEMENT is hereby executed as of the date first above written.

                                       SEMOTUS SOLUTIONS, INC.

                                       By:    /s/ Anthony N. LaPine
                                              --------------------------------
                                       Name:  Anthony N. LaPine
                                       Title: President and CEO

                                       APPLICATION DESIGN ASSOCIATES, INC.


                                       By:    /s/ Anthony N. LaPine
                                              --------------------------------
                                       Name:  Anthony N. LaPine
                                       Title: CEO

                                       /s/ John Hibben

                                       ---------------------------------------
                                       JOHN HIBBEN

                                       2007978 ONTARIO INC.

                                       By:    /s/ Ted Hastings

                                              --------------------------------
                                       Name:  Ted Hastings
                                       Title: COO

                                   SCHEDULE A

                                 INTERPRETATION

1. DEFINITIONS. In this Agreement, the following terms shall have the meanings set out below unless the context requires otherwise:

      (a) "Accounts Payable" means those amounts reflected on the Unaudited Financial Statements as of the Closing Date as accounts payable under GAAP;

      (b) "Accounts Receivable" means all amounts considered to be accounts receivable under GAAP including, without limitation, any and all accounts receivable, bills receivable, trade accounts, book debts and insurance claims recorded as receivable in the Books and Records and any other amount due including any refunds and rebates, and the benefit of all security (including cash deposits), guarantees and other collateral held by the Company;

      (c) "Accrued Liabilities" means any and all accrued liabilities of the Company incurred in the ordinary course of business, including accruals for vacation pay, customer rebates and allowances for product returns;

      (d) "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified;

      (e) "Agreement" means this Agreement, including all schedules, and all instruments supplementing or amending or confirming this Agreement;

      (f) "Arm's Length" means dealings by a Person that are not with (i) a spouse, descendant, parent or grandparent (any of the foregoing, a "relative") of the Person; (ii) an Affiliate of the Person; (iii) an Affiliate of a relative of the Person; (iv) an entity in which the Person has a material financial interest; or (v) an entity in which a relative of the Person has a material financial interest;

      (g) "Applicable Law" means, with respect to any Person, property, transaction, event or other matter, any Law relating or applicable thereto, and includes, where appropriate, any interpretation of the Law by any Person having jurisdiction over it, or charged with its administration or interpretation;

      (h) "Books and Records" means all books and records of the Company, including financial, corporate, operation and sales books, records, books of account, sales and purchase records, lists of suppliers and customers, formulae, business reports, plans and projections and all other documents, files, records, correspondence, and other data and information, financial or otherwise, in any tangible form whatsoever, including, without limitation, all data and information stored on computer related media;

      (i) "Business" means the business currently carried on by the Company, being the application development and sales of customer service and asset management software to field service industry, including server hardware, operating system software, proprietary application software, training, conversion, support, legacy system integration services and remote handheld hardware and data acquisition software, custom application development and professional services;

      (j) "Business Day" means any day except Saturday, Sunday or any day on which banks are generally not open for business in the States of California or Texas, USA or the Province of Ontario, Canada;

      (k) "Claims" means any claim, demand, action, cause of action, damage, loss, costs, liability or expense, including, without limitation, reasonable professional fees and all reasonable costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing, provided, however, a "Claim" shall not include any amount that is received by a Person pursuant to a valid and collectible insurance policy;

      (l) "Closing" means the completion of the share purchase on the Closing Date;






      (m) "Closing Date" means January ___, 2002 or such other date as the Parties may agree in writing as the date upon which the Closing shall take place;

      (n) "Computer Hardware" means all computer equipment and machinery owned or used by the Company;

      (o) "Computer System" means any combination of Computer Hardware and Software used by the Company;

      (p) "Contracts" means all contracts, licenses, leases, agreements, commitments, entitlements and engagements and includes all quotations, orders or tenders for contracts which remain open for acceptance and any manufacturers' or suppliers' warranty, guarantee or commitment;

      (q) "Employees" means all persons employed or retained by the Company, including, for greater certainty, those employees on long term disability leave, maternity leave or other absence;

      (r) "Employment Agreements" means the employment agreements to be entered into between the Company and each of the Employees, effective immediately following the Closing, in a form to be provided by the Purchaser,;

      (s) "Encumbrance" means any pledge, lien, charge, security agreement, lease, title retention agreement, mortgage, encumbrance, option or adverse claim, of any kind or character whatsoever;

      (t) "Environment" means the environment or natural environment as defined in any Environmental Law and includes, without limitation, air, surface, water, ground water, land surface, soil, natural resources, subsurface strata, and the environment in the workplace;

      (u) "Environmental Approvals" means all permits, certificates, licenses, authorizations, consents, instructions, registrations, directions or approvals issued or required by any Governmental Authority pursuant to Environmental Laws with respect to the operation of the Business;

      (v) "Environmental Claim" includes, without limitation, any claim, notice, administrative order, citation, complaint, summons, writ, proceeding or demand relating to remediation, investigation, monitoring, emergency response, decontamination, restoration or other action under any Environmental Law or notice, claim, demand or other communication alleging or asserting liability, either direct or indirect, and either in whole or by way of contribution or indemnity, for investigatory, monitoring or cleanup costs, Governmental Authority response costs, damages, personal injuries, fines, penalties or for other relief, and arising out of, based on or resulting from,

            i) the presence, or Release into the Environment, of any Hazardous Substance, or

            ii)   any non compliance or alleged non compliance with any





                  Environmental Law;

      (w) "Environmental Law" means any Law or Order relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes;

      (x) "Equipment Contracts" means all motor vehicle leases, equipment leases, conditional sales contracts, title retention agreements and other similar agreements relating to equipment used by the Company;

      (y) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder;

      (z) "ERISA Affiliates" means each trade, business or other entity (whether or not incorporated) which is treated as a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code;

      (aa) "Facilities" shall mean all buildings and improvements on the Leased Real Property;

      (bb) "Financial Statements" means the audited financial statements of the Company for the fiscal year ended December 31, 2000, consisting of the balance sheet and the statements of earnings and retained earnings and changes in financial position and all notes thereto, copies of which are attached hereto as Schedule 3.21;

      (cc) "Fixed Assets" means the fixed assets, equipment, fixtures, furniture, furnishings, vehicles, implements, parts, discs, and spare parts owned or used or held by the Company, including, without limitation, any which are in storage or in transit, and other tangible property and facilities used by the Company wherever located, including the assets listed and described in Schedule 3.16;

      (dd) "GAAP" means generally accepted accounting principles in effect in the USA from time to time, consistently applied;

      (ee) "Governmental Authorities" means any government, regulatory authority, governmental department, agency, commission, board, tribunal or court or other law, rule or regulation making entity having or purporting to have jurisdiction on behalf of any nation, province or state or other subdivision thereof or any municipality, district or other subdivision thereof;

      (ff) "Governmental Authorization" means all authorizations, approvals, Including Environmental Approvals, licenses or permits issued by any Governmental Authorities;

      (gg)  "Hazardous Substance" means:

            (i) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs);

            (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants" or words of similar import under any Environmental Law; and

            (iii) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Authority under any Environmental Law;

      (hh) "Intellectual Property" means all intellectual property of the Company used or currently being developed for use by the Business, and all rights of the Company therein worldwide, whether registered or unregistered, including, without limitation,

            (i) "Copyrights", which means all registered and unregistered copyrights used in the Business, including, without limitation, all copyrights in and to the Owned Software and all applications and registrations of such copyrights;

            (ii) "Patents", which means all patents, patent applications and other patent rights used in the Business, including divisional and continuation patents,

            (iii) "Technology", which means all technology created, developed or acquired by the Company, whether or not patented or patentable and whether or not fixed in any medium whatsoever, including, without limitation, all inventions, know how, techniques, processes, procedures, methods, trade secrets, research and technical data, records, specifications, equipment and parts lists, descriptions, samples, reports, studies, findings, algorithms, instructions, guides, manuals and plans with respect to products or services; and

            (iv) "Trade-marks", which means all trade-marks, trade names, service marks, brand names, logos or the like used in the Business, whether used in association with wares or with services, and all applications, registrations, renewals, modifications and extensions of such trade-marks.

      (ii) "Laws" means all applicable laws, statutes, rules, regulations, orders, ordinances, protocols, codes, guidelines, policies, notices, directions, consent decrees and judgments or other requirements of any Governmental Authority;

      (jj)  "Leased Real Property" means those properties leased by the Company





            (or any of its Affiliates), as outlined in Schedule 3.42;

      (kk) "Material Adverse Change" means any change by the Company with respect to the Business that would have a Material Adverse Effect;

      (ll) "Material Adverse Effect" means any effect that would have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities, prospects or results of operations of the Company, taken as a whole;

      (mm)  "Material Contract" means:

            (i) any Contract involving aggregate payments to or by the Company in excess of $5,000, or

            (ii) any commitment to or by the Company that may reasonably extend beyond one year, or

            (iii) any commitment to or by the Company which is outside the ordinary course of business

      (nn)  "Multiemployer Plan" means a multiemployer plan defined as such in
            Section 3(37) of ERISA to which contributions are or have been made by a corporation or any ERISA Affiliate or as to which a corporation or any ERISA Affiliate may have liability and that is covered by Title IV of ERISA;

      (oo) "Order" means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final);

      (pp)  "Owned Software" has the meaning given to it in Section 3.39;

      (qq) "Parties" means the Company and the Purchaser collectively, and "Party" means either one of them;

      (rr) "Pension/Benefit Plans" means all plans, arrangements, agreements, programs, policies or practices, whether oral or written, formal or informal, funded or unfunded, which the Company or any ERISA Affiliate is a party to or bound by or under which has any liability or contingent liability, relating to:

            i) retirement savings or pensions, including, without limitation, any defined benefit pension plan, defined contribution pension plan, group registered retirement savings plan, or supplemental pension or retirement plan, or

            ii) any bonus, profit sharing, stock option, stock purchase, deferred compensation, incentive compensation, hospitalization, health, dental, disability, unemployment insurance, vacation pay, severance pay or other benefit plan with respect to any of its respective Employees or former employees, directors, individuals working on contract with it or other individuals providing services to it of a kind normally provided by employees, and all statutory plans which require compliance with, including, without limitation, plans whose administration is governed by ERISA and all applicable federal, state, and local workers compensation and unemployment insurance legislation;

      (ss) "Permitted Encumbrances" means Encumbrances for Taxes not yet due or matters otherwise set forth on Schedule 3.14;

      (tt) "Person" means any individual, sole proprietorship, partnership, unincorporated association, limited liability company, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and a natural person in such person's capacity as trustee, executor, administrator or other legal representative;

      (uu) "Products" means all products, goods, devices and services sold, licensed, leased or otherwise provided by the Company;

      (vv) "Purchase Price" means the amount outlined in Section 1.1 to be paid by the Purchaser to the Company in consideration for the Purchased Shares, the Option and the Warrant;

      (ww) "Purchased Shares" means the 49 common shares of the Company to be sold to the Purchaser pursuant to this transaction, which comprise 49% of the issued and outstanding shares of the Company;

      (xx)  "Purchaser's Solicitors" means Gowling Lafleur Henderson LLP;

      (yy) "Release" has the meaning prescribed in any Environmental Law and includes, without limitation, any release, spill, leak, pumping, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, or placement;

      (zz) "Remedial Order" means any administrative complaint, direction, order or sanction issued, filed or imposed by any Governmental Authority pursuant to any Environmental Laws and includes, without limitation, any order requiring any remediation or clean up or other response to of any Hazardous Substance, or requiring that any Release or any other activity be reduced, modified or eliminated;

      (aaa) "Software" means all computer programs, libraries, tools and databases used by the Company in the Business, including all versions thereof, and all related documentation, manuals, program files, data files in whatever form and on whatever medium those programs, libraries, tools or databases are expressed, fixed, embodied or stored from time to time, all as they exist at the Closing Date;

      (bbb) "Taxes" includes, without limitation, all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including, without limitation, those levied on, or measured by, or referred to as income, gross receipts, profits, capital, transfer, land transfer, sales, commodity goods and services, use, value added, excise, stamp, withholding, business, franchising, property, payroll, employment, unemployment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all license, franchise and registration fees of any kind, and withholding at source and remittance amounts required to be withheld in respect of payments to any Persons;

      (ccc) "Tax Returns" includes, without limitation, all returns, reports, declarations, elections, notices, filings, information returns and statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax.;

      (ddd) "Unaudited Financial Statements" means the unaudited balance sheet of the Company for the period ended December 31, 2001 and the unaudited income statement for the period of May 1, 2001 through December 31, 2001, copies of which are attached hereto as Schedule 3.22;

2.    Certain Rules of Interpretation - In this Agreement and the Schedules:

      (a) Time - time is of the essence in the performance of the Parties' respective obligations;

      (b) Currency - unless otherwise specified, all references to money amounts are to U.S. currency;

      (c) Headings - the descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections;

      (d) Singular, etc. - the use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits, and the word "including" means "including without limitation";

      (e) Business Day - whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following such day.

      (f) Statute References - Any reference in this Agreement to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time.

      (g) Knowledge - Any reference to "the knowledge of the Company" or "the knowledge of Semotus" shall mean to the actual knowledge,

            information and belief of each of the directors of the Company or Semotus, respectively, after having reasonably reviewed all relevant records and having made reasonable inquiries regarding the relevant matter.